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                                EXHIBIT 23.1


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             Consent of Independent Certified Public Accountants


The Board of Directors
Helix Technology Corporation



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Helix Technology Corporation of our report dated February 7, 1996, relating to the consolidated balance sheets of Helix Technology Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Helix Technology Corporation.

                                                    /s/ Coopers & Lybrand

                                                    Coopers & Lybrand

Boston, Massachusetts
July 29, 1996